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FOR IMMEDIATE RELEASE                               AMERICAN CLASSIC VOYAGES CO.

                                  Fran Sevcik 305-442-6560 / FSevcik@amcvmia.com



            AMERICAN CLASSIC VOYAGES CO. TO DEFER CASH DISTRIBUTIONS

                         ON TRUST PREFERRED SECURITIES;

            SCHEDULES SECOND QUARTER EARNINGS CALL FOR AUGUST 9, 2001


CHICAGO, Ill. - July 30, 2001 - American Classic Voyages Co. (NASDAQ: AMCV) announced today that the next three cash distributions on its trust preferred securities (NASDAQ: AMCVP), scheduled for August 15 and November 15, 2001, and February 15, 2002, will be deferred until May 15, 2002, as permitted under the terms of the securities. The company had previously paid quarterly cash distributions of $0.875 per unit, for an aggregate of $7.0 million per annum, to holders of the trust preferred securities.

"While we are pleased with the booking volumes and occupancy levels we have generated in recent months and with the effectiveness of our cost control program, we felt it was prudent to take this action to manage our free cash judiciously as we approach our typically slower winter season," said Philip C. Calian, Chief Executive Officer. "We believe deferral of the distribution will provide us with greater financial flexibility." American Classic Voyages' financial performance this year has been impacted by factors including a broad national economic slowdown and competitive pricing in the leisure industry.


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The Company also announced today that it will host a conference call with analysts to discuss its second quarter 2001 results on Thursday, August 9, 2001, at 11:00 a.m. EDT. Mr. Calian and Randall L. Talcott, Vice President, Finance, will participate in the call. A live webcast of the conference call will be available online at www.amcv.com and www.streetfusion.com. An on-demand replay will be available at the same sites for two weeks following the call.

American Classic Voyages Co. is the largest owner and operator of U.S.-flag, U.S.-crewed passenger vessels. Its cruise lines explore the inland rivers and coastal waters of North America and sail throughout the Hawaiian Islands. For more information, visit www.amcv.com.

The statements in this press release relating to matters that are not historical facts are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performances or achievements of American Classic Voyages Co. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include construction delays, complications or cost overruns in connection with the construction of new vessels; increases in cruise industry capacity and competition, as well as general business and economic conditions which may impact passenger yields and demand for the Company's products; unscheduled repairs and/or dry-dockings of the Company's vessels; the inability to obtain sufficient capital on commercially acceptable terms or generate sufficient funds from operations to finance the Company's expansion plans and ongoing operations; successful completion of expansion plans, including the construction of new vessels; the impact of changes and/or repeal of laws and implementation of government regulations, and other factors which are described in further detail in American Classic Voyages' filings with the Securities and Exchange Commission.


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